                                                                      EXHIBIT 12


TYLER CORPORATION


RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS(1)
(in thousands)



                                                                    Three Months                  Six Months
                                                                       Ended                         Ended
                                                                      June 30,                      June 30,
                                                                        1996                          1996
                                                                    ------------                  -----------
Loss as adjusted:

Loss from operations before income
  tax benefit                                                         $(2,478)                      $(2,665)

Interest expense                                                           77                           103

Rental expense interest factor                                            255                           510
                                                                      -------                       -------

Loss as adjusted                                                      $(2,146)                      $(2,052)
                                                                      =======                       =======


Fixed charges:

Interest expense                                                      $    77                       $   103

Rental expense interest factor                                            255                           510
                                                                      -------                       -------

                                                                      $   332                       $   613
                                                                      =======                       =======


Ratio of earnings to fixed
  charges                                                                  --(2)                         --(2)


(1) For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, the loss, as adjusted, consists of the loss from operations before income tax benefit, plus fixed charges. Fixed charges consist of interest on all indebtedness and the portion of rental expense that the Company believes to be representative of interest. For the periods indicated, no preferred stock of the Company was outstanding.

(2) The loss from operations before income tax benefit was inadequate to cover fixed charges for the three and six months ended June 30, 1996, by $2,478,000 and $2,665,000, respectively.